                                                                   EXHIBIT 11.1



                   GENOME THERAPEUTICS CORP. AND SUBSIDIARIES

                    CALCULATION OF SHARES USED IN DETERMINING
                       PRIMARY NET INCOME (LOSS) PER SHARE

                                                        YEAR ENDED AUGUST 31,
                                                  1994          1995          1996
                                                -------------------------------------
Weighted average common stock outstanding
  during the year                               11,097,224   12,287,918    15,530,639

Weighted average common stock equivalents
  outstanding during the year                           --      673,816     2,599,155
                                                -------------------------------------
                                                11,097,224   12,961,734    18,129,794
                                                =====================================



                   CALCULATION OF SHARES USED IN DETERMINING
                   FULLY DILUTED NET INCOME (LOSS) PER SHARE

                                                         YEAR ENDED AUGUST 31,
                                                    1994        1995          1996
                                                -------------------------------------
Weighted average common stock outstanding
  during the year                               11,097,224   12,287,918    15,530,639
Weighted average common stock equivalents
  outstanding during the year                           --      748,823     2,599,155
                                                -------------------------------------
                                                11,097,224   13,036,741    18,129,794
                                                =====================================
